                                 EXHIBIT 99.3

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

                               515 Market Street
                          Cheraw, South Carolina 29520
                                 (803) 537-7656

                     -------------------------------------

                      NOTICE OF SPECIAL MEETING OF MEMBERS

                     -------------------------------------

          Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of First Federal Savings and Loan Association of Cheraw (the "Association") will be held at the main office of the Association, located at 515 Market Street, Cheraw, South Carolina, on ______________, _______________ ,
1997 at ____ _.m., South Carolina time. The purpose of this Special Meeting is to consider and vote upon:

          A Plan of Conversion providing for the conversion of the Association from a federally chartered mutual savings and loan association, including the adoption of a federal stock savings association charter and bylaws, with the concurrent sale of all the Association's common stock to Great Pee Dee Bancorp, Inc., a Delaware corporation (the "Holding Company"), the sale by the Holding Company to the public of shares of its Common Stock, the establishment of a tax exempt Charitable Foundation and the donation of 20,000 shares of its Common Stock to the Charitable Foundation; and

such other business as may properly come before this Special Meeting or any adjournment thereof. Management is not aware of any such other business.

     The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors at the close of business on _____________, 1997 and borrowers of the Bank as of the close of business
______________, 1997 who remained borrowers as of ____________, 1997.  In the event there are insufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              Herbert W. Watts
                              President and Chief Executive Officer

Cheraw, South Carolina
______________, 1997


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                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
           FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
             ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                  POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                          YOUR VOTE IS VERY IMPORTANT
--------------------------------------------------------------------------------
                         SUMMARY OF PROPOSED CONVERSION

     This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

     Under its present mutual form of organization, the Association has no stockholders. Its deposit account holders and certain of its borrowers are members of the Association and have voting rights in that capacity. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Association would be converted into a federally chartered savings and loan association organized in stock form and all of the Association's common stock would be sold concurrently to the Holding Company (the "Stock Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in a subscription offering (1) to depositors with an account balance of $50 or more as of June 30, 1995 ("Eligible Account Holders"), (2) tax-qualified employee stock benefit plans of the Association ("Tax-Qualified Employee Plans"), (3) depositors of the Association with an account balance of $50 or more as of September 30, 1997 ("Supplemental Eligible Account Holders"), and (4) depositors of the Association as of _____________, 1997, other then Eligible or Supplemental Eligible Account Holders, and borrowers who remained borrowers as of ______________, 1997 ("Other Members") (the "Subscription Offering"). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion.

     Concurrent with, during or following completion of the Subscription Offering, to the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer Common Stock to members of the general public to whom a prospectus (the "Prospectus") has been delivered ("Other Subscribers"), with first preference to natural persons residing in Chesterfield County, the County in which the Association maintains its office (the "Community Offering"). The Subscription Offering and the Community Offering are referred to collectively as the "Subscription and Community Offering." Voting and liquidation rights with respect to the Association would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Association and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."

     THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE STOCK CONVERSION.



Business Purposes      Net Stock Conversion proceeds are expected to increase
for Conversion         the capital of the Association, which will support the
                       expansion of its financial services to the public. The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible mergers and acquisitions
                       (although no such transactions are contemplated at this time) and will facilitate its future access of the Holding Company and the Converted Association to the capital markets. The Association will continue to be subject to comprehensive regulation and examination by the Office of Thrift Supervision, Department of Treasury
                       (the "OTS") and the Federal Deposit Insurance Corporation
                       (the "FDIC").

Subscription and       As part of the Stock Conversion, Common Stock is being
Community Offering     offered for sale in the Subscription Offering, in the
                       priorities summarized below, to the Association's (1)
                       Eligible Account Holders, (2) Tax-Qualified Employee
                       Plans, (3) Supplemental Eligible Account Holders and (4)
                       Other Members. In addition, in the Community Offering,
                       Other Subscribers may
                       purchase Common Stock to the extent shares are available after satisfaction of subscriptions in the Subscription
                       Offering, with a preference first to natural persons residing in the County in which the Association maintains its office.

Subscription Rights    Each Eligible Account Holder has been given non-
of Eligible Account    transferable rights to subscribe for an amount of shares
Holders                equal to the greater of (i) $250,000 of the Common Stock
                       sold in the Stock Conversion; (ii) one-tenth of one percent of the total offering of shares of Common Stock in the Stock Conversion, to the extent such shares are available; or (iii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription Rights    The Association's Tax-Qualified Employee Plans have been
of Tax-Qualified       given non-transferable rights to subscribe, individually
Employee Plans         and in the aggregate, for up to 10% of the total number
                       of shares sold in the Stock Conversion after satisfaction of subscriptions of Eligible Account Holders.
                       Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-
                       Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified
                       Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion.

Subscription Rights    After satisfaction of subscriptions of Eligible Account
of Supplemental        Holders and Tax-Qualified Employee Plans, each
Eligible Account       Supplemental Eligible Account Holder (other than
Holders                directors and officers of the Association and their
                       associates) has been given non-transferable rights to subscribe for an amount of shares equal to the greater of
                       (i) $250,000 of the Common Stock sold in the Stock
                       Conversion; (ii) one-tenth of one percent of the total offering of shares of Common Stock in the Stock
                       Conversion, to the extent such shares are available; or
                       (iii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental
                       Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account
                       Holder.

Subscription Rights    Each Other Member has been given non-transferable rights
of Other Members       to subscribe for an amount of shares equal to the greater
                       of (i) $250,000 of the Common Stock sold in the Stock
                       Conversion; or (ii) one-tenth of one percent of the total number of shares offered in the Stock Conversion after satisfaction of the subscriptions of the Association's
                       Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders.

Purchase               No person or entity, together with associates, and
Limitations            persons acting in concert, may purchase more than
                       $250,000 of the Common Stock offered in the Stock
                       Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in such range subsequent to the date hereof). The Boards of Directors of the Holding Company and the Association may, in their sole discretion, increase the maximum purchase limitation up to 9.99% of the shares sold, provided that orders for shares exceeding 5% shall not exceed in the aggregate, 10% of the shares offered in the Subscription
                       Offering. Should the Association increase the maximum purchase limitation above 5% of the Common Stock offered, persons who previously subscribed for the maximum number of shares will be given the opportunity to subscribe for additional shares. The aggregate purchases of directors and executive officers and their associates may not exceed 34.78% of the total number of shares offered in the Stock Conversion. These purchase limitations do not apply to the Association's non-Tax-Qualified and Tax-
                       Qualified Employee Plans.

Expiration Date of     All subscriptions for Common Stock must be received by
                       Noon, South Carolina time on

Subscription and
Community Offerings    _____________, 1997.



How to Subscribe       For information on how to subscribe for Common Stock
for Shares             being offered in the Stock Conversion, please read the
                       Prospectus and the stock order form and instructions accompanying this Proxy Statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Association's members and all of the Common Stock offered in the Stock Conversion has been subscribed for or sold in the Subscription and Community
                       Offering or through such other means as may be approved by the OTS.

Price of Common        All sales of Common Stock in the Subscription and
Stock                  Community Offering will be made at the same price per
                       share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Association and the Holding Company upon Stock Conversion. On the basis of a preliminary appraisal by Ferguson & Co. ("Ferguson") which has been reviewed by the OTS, a minimum of 1,402,500 and a maximum of 1,897,500 shares will be offered in the Stock
                       Conversion. See "The Conversion -Stock Pricing and Number of Shares to be Issued" in the Prospectus.

Tax Consequences       The Association has received an opinion from its special
                       counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., stating that the Stock Conversion is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal
                       Revenue Code of 1986, as amended (the "Code"). The
                       Association also has received an opinion from Dixon, Odom
                       & Co. ("Dixon") stating that the Stock Conversion will not be a taxable transaction for South Carolina income tax purposes.

Required Vote          Approval of the Plan of Conversion will require the
                       affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.


                 YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                                                           ---
                             THE PLAN OF CONVERSION

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

                                PROXY STATEMENT

          SPECIAL MEETING OF MEMBERS TO BE HELD ON _____________, 1997

                               PURPOSE OF MEETING

     This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of First Federal Savings and Loan Association of Cheraw (the "Association") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Association to be held at the main office of the Association, located at 515 Market Street, Cheraw, South Carolina, on _____________, 1997 at _____ _.m. local time and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Association would be converted (the "Stock Conversion") from its present mutual form of organization into a federally chartered savings association organized in stock form, the concurrent sale of all the common stock of the stock savings association to Great Pee Dee Bancorp, Inc. (the "Holding Company"), a Delaware corporation, the sale by the Holding Company of shares of its common stock (the "Common Stock"), the establishment of a tax exempt Charitable Foundation and donation of 20,000 shares of Common Stock to the Charitable Foundation and such other business as may properly come before the meeting and any adjournment thereof. References to the Association include the Association when organized in stock form as indicated by the context.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS OF THE ASSOCIATION RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.

     The Association is currently organized in mutual rather than stock form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Association, will substantially increase the Association's net worth. The Holding Company will exchange a portion of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Stock Conversion. The Holding Company expects to retain the balance of the net proceeds (up to 50%), as its initial capitalization of which the Holding Company intends to lend funds to the ESOP to fund its purchase of Common Stock. This increased capital will support the expansion of the Association's financial services to the public. The Board of Directors of the Association also believes that the conversion to stock form and the use of a holding company structure will enhance the Association's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

     The Plan of Conversion provides for the establishment of the Charitable Foundation, which will be incorporated under Delaware law as a non-stock corporation. The Holding Company will fund the Charitable Foundation with 20,000 shares of Common Stock.

     The Board of Directors of the Association believes that the Stock Conversion will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. See "EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF FIRST FEDERAL - Employee Stock Ownership Plan and Trust, - Stock Option Plan, and - Recognition and Retention Plan" in the accompanying Prospectus.

     Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

     THE OTS HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING


     The Board of Directors of the Association has fixed _____________, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors are members of the Association under its current charter. All Association members of record as of the close of business on the Voting Record Date will be entitled to vote at the Special Meeting or any adjournment thereof.

     Each depositor (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 1,000 votes. Each borrower of the savings association as of _____________, 1997 shall be able to cast one vote as a borrower member as long as such borrower's borrowings as of _____________, 1997 remain outstanding as of the Voting Record Date. Joint accounts shall be entitled to no more than 1,000 votes, and any owner may cast all the votes unless notified in writing. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion.

     Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of _____________, 1997, the Association had _____________ members who were entitled to cast a total of _____________ votes at the Special Meeting.

     Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

     All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

     If a proxy is not executed and is returned or the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

     To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the Association for their expenses incurred in connection with such solicitation. The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                     DESCRIPTION OF THE PLAN OF CONVERSION


     The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of an amended charter and bylaws for the Association to authorize the issuance of capital stock along with the concurrent formation of a holding company, and the related transactions provided for in the Plan of Conversion, including the adoption of an amended Federal Stock Charter and Bylaws for the Association. As part of the Conversion, the Plan of Conversion provides for the Subscription Offering of the Common Stock to the Association's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of June 30, 1995); (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of September 30,
1997); and (iv) Other Members (certain deposit account holders as of the close of business on _____________, 1997 who are not Eligible Account Holders or Supplemental Eligible Account Holders and borrowers as of the Voting Record
Date). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion. Concurrently with, during or following completion of the Subscription Offering, members of the general public, with a preference first to natural persons residing in the County in which the Association maintains its office, will be afforded the opportunity to purchase the Common Stock not subscribed for in the Subscription Offering.

     THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION AND COMMUNITY OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE ASSOCIATION AND THE HOLDING COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION AND COMMUNITY OFFERING EXPIRES AT NOON, LOCAL TIME ON NOVEMBER __, 1997 UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY.

     The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Association and the Holding Company with the approval of the OTS. This 45-day period expires _____________, 1998 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Association and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Stock Conversion. The Plan of Conversion provides that the Stock Conversion must be completed within 24 months after the date of the Special Meeting.

     The Subscription and Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the date of the Special Meeting. No sales of shares may be completed, either in the Subscription and Community Offering or otherwise, unless the Plan of Conversion is approved by the members of the Association.

     The commencement and completion of the Subscription and Community Offering, however, is subject to market conditions and other factors beyond the Association's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all.
No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Subscription and Community Offering or other sale of the Common Stock to be offered in the Stock Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Association and the Holding Company from the sale of the Common Stock. The Association and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

     The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion. The Association will provide to you a copy of the Plan of Conversion if you return the enclosed, postage-paid postcard by _____________, 1997. A copy of the Holding Company's Certificate of Incorporation and Bylaws are also available from the Association upon written request.

Principal Effects of Conversion

     Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

     Borrowers. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

     Voting Rights of Depositors. Under the Association's current federal mutual charter, depositors have voting rights as members of the Association with respect to the election of directors and certain other affairs of the Association. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Association. Depositors will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

     Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Association, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Association, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Association at the time of liquidation. After the Conversion, the assets of the Association would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Stock Conversion and then to the Holding Company as the sole stockholder of the Association's outstanding common stock. The Association's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Association in the event of liquidation after the Stock Conversion, but would continue to have the right as creditors of the Association to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Association's sole stockholder. In addition, the Association's deposit accounts will continue to be insured by the FDIC to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Association as of the date of the Association's latest statement of financial condition contained in the final prospectus used in connection with the Stock Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on June 30, 1995 or September 30, 1997, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Association is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

     The Association. Under federal law, the stock savings association resulting from the Stock Conversion will be deemed to be a continuation of the mutual association rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Stock Conversion. The Stock Conversion will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Association, and no assets of the Association will be distributed in order to effect the Stock Conversion, other than to pay the expenses incident thereto. After the Stock Conversion, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Stock Conversion will not cause any change in the executive officers or directors of the Association.

     Tax Consequences. Consummation of the Stock Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the Internal Revenue Service or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the South Carolina taxation authorities or an opinion of Dixon, Odom & Co. with respect to South Carolina taxation, to the effect that consummation of the Stock Conversion will not be taxable to the Association or the Holding Company.

     An opinion has been received from Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to the proposed Stock Conversion of the Association, to the effect that (i) the Stock Conversion will qualify as a reorganization under
Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Stock Conversion, (ii) no gain or loss will be recognized to the Association upon the receipt of money from the Holding Company for stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the basis of the assets of the Association in its stock form will have the same basis as the assets of the Association in its mutual form prior to the Stock Conversion; (iv) the holding period of the assets of the Association will include the period during which the assets were held by the Association in its mutual form prior to conversion; (v) no gain or loss will be recognized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association immediately after the Stock Conversion, interests in the Liquidation Account, and/or on the distribution to them of nontransferable subscription rights to purchase Common Stock; (vi) the basis of the account holder's deposit accounts in the Association after the Stock Conversion will be the same as the basis of his or her deposit accounts in the Association prior to the Stock Conversion; (vii) the basis of each account holder's interest in the Liquidation Account will be zero; the basis of the nontransferable subscription rights will be zero; (viii) the basis of the Common Stock to its shareholders will be the actual Purchase Price thereof plus, in the case of stock acquired by account holders, the basis, if any, in the Subscription Rights; (ix) no taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights; and (x) the Association in stock form will succeed to and take into account Holding Company earnings and profits, or deficit in earnings and profits of the Association in its mutual form, as of the date of the Stock Conversion.

     The opinion concludes in effect that: (i) no taxable income will be realized by the Association on the issuance of subscription rights to eligible subscribers to purchase shares of Common Stock at fair market value; (ii) the Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the Association in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer; and (iii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions, or additions to bad debt reserves or distributions to the Holding Company's shareholders under Section 593 of the Code.

     The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Stock Conversion. The Holding Company and the Association have received a letter issued by Ferguson & Co. ("Ferguson") stating that pursuant to Ferguson's valuation, Ferguson is of the belief that Subscription Rights issued in connection with the Stock Conversion will have no value.

     If it is subsequently established that the Subscription Rights received by such persons have an ascertainable fair market value, then, in such event, the Subscription Rights will be taxable to the recipient in the amount of their fair market value. In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

     With respect to South Carolina taxation, the Association has received an opinion from Dixon, Odom & Co. to the effect that, assuming the Stock Conversion does not result in any federal taxable income, gain or loss to the Association in its mutual or stock form, the Holding Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Association, the Stock Conversion should not result in any South Carolina income tax liability to such entities or persons.

Approval, Interpretation, Amendment and Termination

     Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Stock Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and South Carolina tax consequences of the Stock Conversion.

     The Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Association at the Special Meeting. All interpretations by the Association and the Holding Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offering will be final, except as regards or affects the OTS.

Judicial Review

     Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C.
(S)1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Association's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.


                             ADDITIONAL INFORMATION


     The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated herein by this reference.

     YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

     If you have any questions, please call our Stock Information Center at
(803) ___-____.

     IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                     --------------------------------------


     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

     THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                REVOCABLE PROXY

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

                        FOR A SPECIAL MEETING OF MEMBERS
                       TO BE HELD ON _____________, 1997


     The undersigned member of First Federal Savings and Loan Association of Cheraw (the "Association"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Members of the Association, to be held at the main office of the Association, located at 515 Market Street, Cheraw, South Carolina on _____________, 1997, at _____________, local time, and at any and all adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled as follows:


1. A Plan of Conversion providing for the conversion of the Association from a federally chartered mutual savings and loan association, including the adoption of a federal stock savings association charter and bylaws, with the concurrent sale of all the Association's common stock to Great Pee Dee Bancorp, Inc., a Delaware corporation (the "Holding Company"), sale by the Holding Company to the public of shares of its Common Stock, the establishment of a tax exempt Charitable Foundation and the donation by the Holding Company of 20,000 shares of its Common Stock to the Charitable Foundation.


                              FOR          AGAINST
                              ---          -------

                              [_]            [_]


2. The grant of authority to the Board of Directors to adjourn the Special Meeting if necessary for the purpose of soliciting additional votes to approve the Plan.


                              FOR          AGAINST
                              ---          -------

                              [_]            [_]


NOTE: The Board of Directors is not aware of any other matter that may come before the Special Meeting of Members.


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THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS
PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED.  IF ANY OTHER BUSINESS IS
                    ---
PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY A MAJORITY OF THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

--------------------------------------------------------------------------------

      Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Association at said Meeting of the member's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt of a Notice of Special Meeting of Members and a Proxy Statement dated _____________, 1997, prior to the execution of this Proxy.




                              -----------------------------------
                                             Date



                              -----------------------------------
                                           Signature



  NOTE:   Only one signature is required
          in the case of a joint account.



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          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

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